Exhibit (k)(1)

ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of _________, 2011, by and between BlackRock Preferred Partners LLC (the “Fund”), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York (“BNYM”), acting through its Alternative Investment Services division or any successor division or business unit (together with BNYM, “BNYM-AIS”).

W I T N E S S E T H:

WHEREAS, the Fund is a closed-end investment company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Fund desires to retain BNYM-AIS to provide the various services described herein and BNYM-AIS is willing to provide such services, all as more fully set forth below; and

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.           Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Authorized Person” shall mean each person, whether or not an officer or employee of a Fund, duly authorized by the Board to give Instructions on behalf of such Fund as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed only in a writing substantially in the form of Exhibit A actually received and acknowledged by BNYM-AIS

“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors or general partner, as applicable.

“Confidential Information” shall have the meaning given in Section 5(m) of this Agreement.

“Documents” shall mean the documents described in Exhibit B hereto.

"Instructions" shall mean communications transmitted by electronic or telecommunications media by an Authorized Person and actually received by BNYM-AIS, including S.W.I.F.T., computer-to-computer interface, facsimile or dedicated transmission lines.

“Investment Advisor” shall mean the entity identified by the Fund to BNYM-AIS as the entity having investment responsibility with respect to the Fund.

“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Fund Offering Materials.

“Offering Materials” shall mean the Fund’s prospectus, statement of additional information, subscription documents or similar materials with respect to its offering of the Shares.

“Organizational Documents” shall mean a Fund’s certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, or similar documents of formation or organization, as applicable.

“Shares” shall mean any class of units of the record and beneficial ownership interests of the Fund offered to Subscribers.

“Subscriber” shall mean a person or entity subscribing to purchase, or already owning, Shares.

2.           Appointment.

The Fund hereby appoints BNYM-AIS for the term of this Agreement to perform the services described herein.  BNYM-AIS hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.           Representations and Warranties.

The Fund hereby represents and warrants to BNYM-AIS, which representations and warranties shall be deemed to be continuing, that:

(a)           It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)           This Agreement has been duly authorized, executed and delivered by such Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

(c)           The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

(d)           It is conducting its business in material compliance with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and

(e)           Each person named on Exhibit A hereto is duly authorized by such Fund to be an Authorized Person hereunder.

4.           Certain Duties of the Fund.

(a)           The Fund shall be solely responsible for accurately and timely supplying BNYM-AIS with complete financial and other information relating to the Fund in order for BNYM-AIS to provide the services set forth on Schedule I.

(b)           The Fund acknowledges that BNYM-AIS is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c)           The Fund acknowledges that it may be considered a U.S. withholding agent and/or may required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations ("IRC and Regulations").  The Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in a written agreement, BNYM-AIS and BNYM Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(d)           The Fund, and not BNYM-AIS, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents.

(e)           The Fund shall provide BNYM-AIS with certified copies of all Organizational Documents of the Fund and all filings relating to the organization of the Fund (excluding any state blue sky or securities law filings) required to be filed by the Fund with an official governmental or regulatory body or office.

(f)           The Fund shall deliver, or cause to be delivered from time to time, to BNYM-AIS the Fund’s Documents and other materials used in the distribution of Shares and all amendments thereto, and of such resolutions, votes and other proceedings as may be necessary for BNYM-AIS to perform its duties hereunder.  BNYM-AIS shall not be deemed to have notice of any information (other than information supplied by BNYM-AIS) contained in such Documents or materials until they are actually received by BNYM-AIS

(g)           The Fund shall use commercially reasonable efforts to cause its Authorized Persons, Investment Advisor, distributor, legal counsel, independent accountant, previous administrator (if any) and transfer agent (if other than BNYM-AIS) to cooperate with BNYM-AIS and to provide BNYM-AIS, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, in order to enable BNYM-AIS to perform its duties hereunder.  In connection with its duties hereunder, BNYM-AIS shall be entitled to rely, and shall be held harmless by the Fund when acting in reliance upon, such information, advice or documents provided to BNYM-AIS by any of the aforementioned persons.  BNYM-AIS shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNYM-AIS as provided herein.  All fees or costs charged by such persons shall be borne by the Fund.

(h)           The Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, service providers and counsel, (ii) for a summary description of this Agreement (including, for the avoidance of doubt, the fees charged to the Fund pursuant to this Agreement) in the Offering Materials with the prior written approval of BNYM-AIS (such prior written approval not to be unreasonably delayed or withheld), (iii) to any other person when required by a court order or legal process, (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure, or (v) with the prior written approval of BNYM-AIS.  The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors, service providers and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder.

(i)           The Fund shall promptly notify BNYM-AIS in writing of any and all material legal proceedings or securities investigations filed or commenced against the Fund, the Investment Advisor or the Board that, in respect of the Investment Advisor, relate to the Fund.

5.           Duties and Obligations of BNYM-AIS

(a)           Subject to the direction and control of the Fund and the terms and conditions of this Agreement, including Schedule I, BNYM-AIS shall provide to the Fund the services set forth in Schedule I.

(b)           Except to the extent otherwise indicated on Schedule I, BNYM-AIS shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Shares, or services normally performed by the Fund’s respective counsel or independent auditors.

(c)           Upon receipt of the Fund’s prior written consent, BNYM-AIS may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate.  Notwithstanding the foregoing, the Fund’s consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, but BNYM-AIS shall consult with the Fund prior to any such delegation.  BNYM-AIS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent; provided, that BNYM-AIS shall have selected such delegee or agent with reasonable care; provided, further, that BNYM-AIS shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate.

(d)           BNYM-AIS shall, as agent for the Fund, maintain and keep current such books, accounts and other documents as it is required to maintain pursuant to Rule 31a-1 of the 1940 Act, as such rule may be amended in connection with services provided hereunder.  Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Fund and the Administrator during BNYM-AIS’s normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Fund, or BNYM-AIS, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.  Except as otherwise authorized by the Fund or their agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM-AIS for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Fund.

(e)           All records maintained and preserved by BNYM-AIS in hard copy pursuant to this Agreement shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved.  Upon reasonable request of the Fund and payment of a reasonable fee specified by BNYM-AIS, BNYM-AIS shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM-AIS in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Fund shall reimburse BNYM-AIS for its reasonable expenses incurred in providing such records.

(f)           The Fund shall furnish BNYM-AIS with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM-AIS in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Fund’s liabilities and expenses.  BNYM-AIS shall not be required to include as the Fund’s liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Fund shall have specified to BNYM-AIS the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets.  BNYM-AIS shall endeavor to determine the value of securities owned by the Fund in the manner described in the Offering Materials.  At any time and from time to time, the Fund may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM-AIS with bid, offer, or market values of securities and instruct BNYM-AIS to use such information in its calculations hereunder.  BNYM-AIS shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials.

(g)           In the event BNYM-AIS’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM-AIS which BNYM-AIS in its judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM-AIS shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  BNYM-AIS shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described above, even though BNYM-AIS in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.  BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(h)           The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Fund.  To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Fund then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, the Fund shall promptly so notify BNYM-AIS in writing and thereafter shall either furnish BNYM-AIS at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing as to the appropriate valuation methodology to be employed by BNYM-AIS to compute Net Assets in a manner that the Fund then represents in writing to be consistent with all applicable laws and regulations.  The Fund may also from time to time, subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement.  By giving such instruction, the Fund shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.

(i)            BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(j)           BNYM-AIS may apply to an Authorized Person of the Fund for Instructions with respect to any matter arising in connection with BNYM-AIS’s performance hereunder, and BNYM-AIS shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions.  Such application for Instructions may, at the option of BNYM-AIS, set forth in writing any action proposed to be taken or omitted to be taken by BNYM-AIS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNYM-AIS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM-AIS has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(k)          BNYM-AIS may consult with counsel to the Fund, at the Fund’s expense, or its own counsel, at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(l)           BNYM-AIS shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, in any separate agreement with the Fund or as are otherwise required of BNYM-AIS by laws or regulations applicable to BNYM-AIS, and no covenant or obligation shall be implied against BNYM-AIS in connection with this Agreement.

(m)         BNYM-AIS agrees to treat as confidential information all accounting and Subscriber information and other business records of the Fund, including any information relating to any Fund investment, disclosed to BNYM-AIS in connection with its provision of services pursuant to the terms of this Agreement (all such information, the “Confidential Information”) and BNYM-AIS shall not disclose the Confidential Information to any other person, except to (i) its employees, BNYM Affiliates, delegees, agents and other service providers to the Fund in connection with BNYM-AIS’s provision of services hereunder, (ii) its and the Fund’s respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure.  BNYM-AIS shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNYM Affiliate, delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder.  Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by the Fund or any Subscriber, or (iii) is otherwise obtained from third parties not known by BNYM-AIS to be bound by a duty of confidentiality.

(n)          BNYM-AIS will take reasonable precautions to ensure the security of Subscriber records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Subscriber and will maintain reasonable procedures to detect and respond to any internal or external security breaches.  BNYM-AIS will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.

(o)          BNYM-AIS may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNYM-AIS’s own bad faith, negligence or willful misconduct.  In providing the services hereunder, BNYM-AIS is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM-AIS to be reliable.  BNYM-AIS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNYM-AIS hereunder, provided, that such vendor was selected with reasonable care.  No such vendor shall be an agent or delegee of BNYM-AIS hereunder.

(p)          BNYM-AIS shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM-AIS shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption.  BNYM-AIS shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM-AIS’s own bad faith, negligence or willful misconduct.

6.           Allocation of Expenses.

(a)          Except as otherwise provided herein, as between BNYM-AIS and the Fund, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by or on behalf of the Fund, including but not limited to, organizational costs and costs of maintaining the Fund’s existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation or repurchase of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto.

(b)          BNYM-AIS shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses permitted to be procured for the Fund by BNYM-AIS pursuant to this Agreement.  BNYM-AIS shall supply supporting expense documentation to the Fund if so requested and to the extent such documentation is available.

7.           Standard of Care; Indemnification.

(a)          BNYM-AIS shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.  Except as otherwise provided herein, BNYM-AIS shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, expenses, damages, liabilities or claims arising out of BNYM-AIS’s or any BNYM Affiliate’s own willful misfeasance, reckless disregard, bad faith or negligence (“Standard of Care”).  In no event shall BNYM-AIS be liable to the Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b)          Without limiting the generality of the foregoing, BNYM-AIS shall not be responsible for any loss, damage or expense suffered by the Fund arising from any one or more of the following:

(i)           Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM-AIS by any third party described in Section 5 hereof or by, or on behalf of, a Fund;

(ii)           Any failure by BNYM-AIS to receive any Instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Subscriber.  In this context, any application or other document shall not be deemed actually received by BNYM-AIS unless and until the Subscriber has received from BNYM-AIS a confirmation of receipt in writing in the form currently in use by BNYM-AIS for those types of confirmations (unless the Fund otherwise directs BNYM to not provide such confirmations); provided, however, that BNYM-AIS represents and warrants that, unless the Fund otherwise directs, it will promptly send to a Subscriber a confirmation of receipt of any application or other document actually received by BNYM-AIS from such Subscriber in the form currently in use by BNYM-AIS for those types of confirmations;

(iii)           Any improper use by a Fund or its agents, distributors or Investment Advisor of any valuations or computations supplied by BNYM-AIS in accordance with its Standard of Care under this Agreement; or

(iv)           The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by a Fund, and if the Offering Materials so indicate, the value of Net Assets per Share.

(v)           Any taxes, penalties or interest imposed upon BNYM-AIS with respect to the applicable Fund's withholding, depositing and/or reporting obligations under the IRC and Regulations.

(c)           Notwithstanding any other provision contained in this Agreement, BNYM-AIS shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund; (ii) the taxable nature or effect on the Fund or their Subscribers of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to their Subscribers; or (iv) the effect under any income tax laws of the Fund making or not making any distribution, dividend payment, or election with respect thereto.

(d)           Actions taken or omitted in reasonable reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument reasonably believed by BNYM-AIS to be genuine or reasonably believed by BNYM-AIS to be from an Authorized Person, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e)           Indemnification.  The Fund shall indemnify and hold harmless BNYM-AIS and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM-AIS or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM-AIS or any BNYM Affiliate hereunder, or in reliance upon (i) any law, act, regulation or interpretation of the same in connection with rendering services to the Fund pursuant to this Agreement, even though such law, act, regulation or interpretation of the same may thereafter have been altered, changed, amended or repealed, (ii) the Offering Materials (excluding information provided by BNYM-AIS), (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any opinion of legal counsel for the Fund or BNYM-AIS, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that neither BNYM-AIS nor any BNYM Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its own breach of this Agreement or breach of its Standard of Care (defined in Section 7(a) above).  BNYM-AIS agrees to indemnify and hold harmless the Fund and its affiliates from all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund or BNYM-AIS), and reasonable attorneys’ and accountants’ fees relating thereto, arising directly or indirectly out of BNYM-AIS’

breach of this Agreement or of its Standard of Care (defined in Section 7(a) above) in the performance of its duties under this Agreement.  This Section 7(e) shall survive termination of this Agreement.

8.           Compensation.

In consideration of the services to be rendered to the Fund by BNYM-AIS under this Agreement, the Fund shall pay BNYM-AIS a fee as may be agreed to in writing by the Fund and BNYM-AIS.

9.           Duration and Termination.  This Agreement shall continue in effect as between BNYM-AIS and the Fund for a term of three years commencing as of the date hereof, and at the end of such three-year period shall automatically continue as between the Fund and BNYM-AIS for successive one-year terms. Notwithstanding the above, this Agreement may be terminated as between the Fund and BNYM-AIS:

(a)	during the first three years, without the payment of any penalty for such termination:

i.	by the Fund, on ninety (90) days prior written notice to BNYM-AIS, as may be required by and consistent with the Board’s fiduciary obligations under the 1940 Act; or

ii.	by the Fund, on thirty (30) days prior written notice to BNYM-AIS, if BNYM-AIS is in material breach of this Agreement and BNYM-AIS has not remedied such breach within such thirty (30) day period; or

iii.	by the Fund, on thirty (30) days prior written notice to BNYM-AIS, if BNYM-AIS:

(1)
enters into a transaction that would result in a change of control of greater than 50% of the beneficial ownership of the shares of beneficial interest of BNYM-AIS, other than any such change of control where the Board determines the successor entity has similar financial standing and ability to provide services hereunder as BNYM-AIS; or

(2)	files a petition for bankruptcy, or another comparable filing by BNYM-AIS has occurred; or

(3)	has a materially impaired financial condition; or

(4)	has a significant regulatory problem or is the subject of a significant regulatory investigation; or

iv.	by BNYM-AIS, on ninety (90) days prior written notice to the Fund, if the Fund is in material breach of this Agreement; and

(b)
at any time after the first three years, without the payment of any penalty, on ninety (90) days prior written notice by the Fund to BNYM-AIS or on one hundred fifty (150) days prior written notice by BNYM-AIS to the Fund; for the avoidance of doubt, such notice may be given during the first three year term of this Agreement in order to terminate this Agreement upon the expiration of its first three year term.

In the event of termination of this Agreement as between the Fund and BNYM-AIS by the Fund pursuant to clause (a)(i) of this Section 9, or by BNYM-AIS after a material breach of this Agreement by the Fund, all reasonable expenses (which shall not be deemed a penalty) associated with the movement (or duplication) of records and materials, deconversion or conversion to a successor administrator or other service provider incurred by BNYM-AIS, will be borne by the Fund.

Upon termination of this Agreement, BNYM-AIS shall, at the expense of the Fund, return to the Fund any Confidential Information provided by the Fund to BNYM-AIS pursuant to this Agreement.

10.           Force Majeure.

Neither BNYM-AIS nor the Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Fund or BNYM-AIS, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

11.           Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM-AIS and the Fund.

12.           Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund or BNYM-AIS without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing and subject to the other provisions of this Agreement, BNYM-AIS may assign all or any portion of this Agreement to any BNYM Affiliate upon giving the Fund notice thereof in accordance with Section 18 of this Agreement.

13.           Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Fund hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder.  THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

14.           Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15.           No Waiver.

Each and every right granted to BNYM-AIS or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNYM-AIS or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM-AIS or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

16.           Non-Exclusiveness.

No provision of this Agreement shall prevent BNYM-AIS from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind.  Any and all operational procedures, techniques and devices developed by BNYM-AIS in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Fund, shall be and remain the property of BNYM-AIS, and BNYM-AIS shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

17.           Liabilities of a Fund.

The liabilities of the Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund.

18.           Notices, Electronic Communications.

(a)           All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Fund, at:

With a copy to:

Attention:

if to BNYM-AIS, at:

The Bank of New York Mellon
101 Barclay Street, 20W
New York, N.Y. 10286
Attention: Ian Shaw
Facsimile: (203) 601-4629

or at such other place as may from time to time be designated in writing.  Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b)           The Fund authorizes BNYM-AIS to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from the Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from the Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, the Fund, its counsel, accountants, auditors, prime broker and other service providers, the Board and Subscribers by means of email, facsimile or other electronic transmission; and (iv)

transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission.  If the Fund elects to transmit Instructions through an on-line communication system offered by BNYM-AIS, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I.  BNYM-AIS shall not be liable to the Fund or any other person for any loss or damage suffered as a result of the Fund’s use of email, facsimile or other electronic transmission to communicate with BNYM-AIS, or the use of email, facsimile or other electronic transmission by BNYM-AIS to transmit Confidential Information or communicate with the Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications.  In the event any Instructions are given, whether upon application of BNYM-AIS or otherwise, by means of email, facsimile or other electronic transmission, BNYM-AIS is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM-AIS may rely upon the clarification of anyone it reasonably believes to be such Authorized Person.  If BNYM-AIS considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, the Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person.  Any communications received from a Subscriber in the manner set forth in this paragraph shall not be deemed actually received by BNYM-AIS unless and until the Subscriber has received from BNYM-AIS a confirmation of receipt in writing in the form currently in use by BNYM-AIS for those types of confirmations (unless the Fund otherwise directs BNYM to not provide such confirmations); provided, however, that BNYM-AIS represents and warrants that, unless the Fund otherwise directs, it will promptly send to a Subscriber a confirmation of receipt of any application or other document actually received by BNYM-AIS from such Subscriber in the form currently in use by BNYM-AIS for those types of confirmations.

19.           No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Subscribers, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

20.           Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement.  Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

21.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

BLACKROCK PREFERRED PARTNERS LLC

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

APPENDIX I

ELECTRONIC SERVICES TERMS AND CONDITIONS

1.           License; Use. (a) This Appendix I shall govern Fund’s use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (“BNYM”) may provide to Fund, such as The Bank of New York Mellon Inform ™ and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to Fund in connection therewith (collectively, the “Electronic Services”). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to Fund’s use of the Electronic Services, the terms of this Appendix I shall control.

(b) BNYM grants to Fund a personal, nontransferable and nonexclusive license to use the Electronic Services to which Fund subscribes solely for the purpose of transmitting instructions and information (“Written Instructions”), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Fund’s relationship with BNYM.  Fund shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau.  Except as set forth herein, no license or right of any kind is granted to Fund with respect to the Electronic Services.  Fund acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof.  Fund further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers.  Fund shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall Fund attempt to decompile, reverse engineer or modify the Electronic Services.  Fund may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM’s prior written consent.  Fund may not remove any statutory copyright notice or other notice included in the Electronic Services.  Fund shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM’s request.

(c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties (“Third Party Data”), such as pricing data and indicative data, and services supplied by third parties (“Third Party Services”) such as analytic and accounting services.  Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM.  BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current.

Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for Fund’s internal use, and may not be reused, disseminated or redistributed in any form.  Fund shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier.  Third Party Data and Third Party Services should not be used in making any investment decision.  BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES.  BNYM’s suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) Fund understands and agrees that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties.  BNYM make no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites.  All such links to third party Internet sites are provided solely as a convenience to Fund and Fund accesses and uses such sites at its own risk.  A link in the Electronic Services to a third party site does not constitute BNYM’s endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2.           Equipment.  Fund shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3.           Proprietary Information.  The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to Fund (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of BNYM or its suppliers.  However, for the avoidance of doubt, reports generated by Fund containing information relating to its account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term “Information.”  Fund shall keep the Information confidential by using the same care and discretion that Fund uses with respect to its own confidential property and trade secrets, but not less than reasonable care.  Upon termination of the Agreement or the licenses granted herein for any reason, Fund shall return to BNYM any and all copies of the Information which are in its possession or under its control (except that Fund may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix).  The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4.           Modifications.  BNYM reserves the right to modify the Electronic Services from time to time.  Fund agrees not to modify or attempt to modify the Electronic Services without BNYM's prior written consent.  Fund acknowledges that any modifications to the Electronic Services, whether by Fund or BNYM and whether with or without BNYM's consent, shall become the property of BNYM.

5.           NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY.  BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  FUND ACKNOWLEDGES THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED “AS IS.”  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH FUND MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6.           Security; Reliance; Unauthorized Use; Fund Transfers.  BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and Fund agrees to comply with the security procedures.  Fund understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions.  Fund will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality.  Upon termination of Fund’s use of the Electronic Services, Fund shall return to BNYM any security devices (e.g., token cards) provided by BNYM.  BNYM is hereby irrevocably authorized to comply with and rely upon on Written Instructions and other communications, whether or not authorized, received by it through the Electronic Services.  Fund acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by Fund arising from or in connection with the use of the Electronic Services or BNYM’s reliance upon and compliance with Written Instructions and other communications received through the Electronic Services.  With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named.

Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer.  It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7.           Acknowledgments.  BNYM shall acknowledge through the Electronic Services its receipt of each Written Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Written Instruction and Fund may not claim that such Written Instruction was received by BNYM.  BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.

8.           Viruses.  Fund agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9.           Encryption.  Fund acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data.  Fund agrees that BNYM may deactivate any encryption features at any time, without notice or liability to Fund, for the purpose of maintaining, repairing or troubleshooting its systems.

10.         On-Line Inquiry and Modification of Records. In connection with Fund’s use of the Electronic Services, BNYM may, at Fund’s request, permit Fund to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM’s systems, including, but not limited to, change of address information.  To the extent that Fund is granted such access, Fund agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by Fund.

11.         Agents.   Fund may, on advance written notice to the BNYM, permit its agents and contractors (“Agents”) to access and use the Electronic Services on Fund’s behalf, except that the BNYM reserves the right to prohibit Fund’s use of any particular Agent for any reason.  Fund shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and Fund shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of Fund.  Each submission of a Written Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Fund that the Agent continues to be duly authorized by the Fund to so act on its behalf and the BNYM may rely on the representations and warranties made herein in complying with such Written Instruction or communication.  Any Written Instruction or other communication through the Electronic Services by an Agent shall be deemed that of Fund, and Fund shall be bound thereby whether or not authorized. Fund may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on Fund’s behalf.  Upon cessation of any such Agent's services, Fund shall promptly terminate such Agent’s access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.

EXHIBIT A

The following persons, whether or not an officer or employee of the Fund, are hereby designated Authorized Persons under the Administrative Services Agreement dated as of __________, 201_, between the Fund and The Bank of New York Mellon

Name	Company	Signature	Phone No.

EXHIBIT B

Documents

1.           The Fund’s Organizational Documents and all amendments thereto.

2.           The Fund Offering Materials.

3.           Any investment advisory, custodian, prime brokerage or similar contract or agreement between any of the Fund and any other party, including any contract or agreement described in the Offering Materials.

SCHEDULE I

SERVICES

Accounting Services:

a.	Journalize investment, capital and income and expense activities;

b.	Record and verify investment buy/sell trade tickets when received from the Investment Advisor;

c.	Maintain individual ledgers for investment securities;

d.	Maintain historical tax lots for each security;

e.	Record and reconcile corporate action activity and all other capital changes;

f.
Reconcile cash and investment balances of the Fund with the Fund’s custodian(s), and provide Investment Advisor with the beginning cash balance available for investment purposes on a T + 1 basis as agreed upon by both parties;

g.	Calculate contractual expenses, including management fees, as applicable, in accordance with the Fund’s Organizational Documents;

h.
Post to and prepare, by such date and time as mutually agreed upon by the parties, the Fund’s statement of assets and liabilities and statement of operations in U.S. dollar terms or such other currencies to the extent that a Fund is denominated in another currency;

i.	Monitor the expense accruals and notify Investment Advisor or a designee of the Fund of any proposed adjustments;

j.	Control all disbursements and authorize such disbursements, in each case, upon receipt of Instructions;

k.	Calculate capital gains and losses;

l.	Determine net income;

m.	Determine applicable foreign exchange gains and losses on payables and receivables;

n.	Obtain valuations from underlying hedge funds or their administrators, and calculate the value of the Fund’s investments in accordance with the applicable pricing and fair valuation procedures of the Fund, provided that BNYM does not inform the Fund that it is either unable or unwilling to comply with such policies or procedures;

o.	Transmit or mail a copy of the portfolio valuation as agreed upon by each Investment Advisor and BNYM;

p.
Compute monthly actual rate of return and Fund level net asset value upon receipt of the final value of the Fund’s investments in accordance with the applicable pricing and fair valuation procedures of the Fund, and in accordance with procedures as agreed upon in writing by Investment Advisor and BNYM;

q.	As appropriate, compute yields, total return, expense ratios, and portfolio turnover rates;

r.	Provide the Fund’s auditor with audit-related and such other information as directed by Investment Advisor.

Administration Services:
a.	Prepare monthly security transaction listings;

b.	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

c.
Prepare the annual and semi-annual reports of the Fund (including Forms N-CSR, N-SAR, N-PX, or any successor forms), as well at the Fund’s quarterly portfolio holdings report required to be filed with the Securities and Exchange Commission on Form N-Q (or any successor form);

d.
Prepare and coordinate the printing and distribution of the Fund’s annual and semi-annual shareholder reports until the Investment Advisor or the Fund notifies BNYM that it shall no longer require such services; [TBD: Printing and distribution of the prospectus and annual updates to the prospectus]

e.
Perform such additional administrative services relating to the administration of the Fund as may subsequently be agreed upon in writing between Investment Advisor, the Fund and BNYM at such fees as the parties agree.

Investor Services:

a.	Furnish net asset value of the Fund to investors in the Fund, their advisors and other interested parties, as applicable;

b.	Confirm investment and/or subscription by investors;

c.	Maintain the register of Members and enter on such register all issues, transfers and repurchases of Shares in the Fund;

d.
Coordinate with Investment Advisor to distribute quarterly Fund tender offer letters, calculate repurchase amounts, confirm bank account and wire information, make distributions and confirm distributions with investors;

e.	Arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the Fund’s Organizational Documents;

f.	Mail completed 1099s (including cost basis reporting when required by regulation") to investors in the Fund and other interested parties;

g.	Prepare and mail quarterly statements and/or shareholder letters to investors in the Fund, brokers and other interested parties as directed by Investment Advisor;

h.	Provide, or arrange for the provision of, printing, copying, and mail merge services as may be agreed to by the parties;

i.	Provide quarterly investor statements as directed by Investment Advisor;

j.	Furnish such information from time to time as may be required by the Fund;

k.
Procure the establishment of such bank, brokerage or other accounts to facilitate the provision of investor services to the Fund under this Agreement, or as may be necessary or advisable in connection therewith, which accounts may be established with its affiliated banks.  The Fund agrees that BNYM and such affiliated banks may receive interest or investment income and other benefits from the transitional balances in such accounts.  For the avoidance of doubt, BNYM shall have no responsibilities or duties hereunder with respect to any investor due diligence or anti-money laundering obligations of the Fund;

l.	Track holdbacks and redemption fees as needed.